Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.01 par value, of Lee Enterprises, Incorporated, a Delaware corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Date: October 13, 2020

/s/ Brent. D. Baird
BRENT D. BAIRD

/s/ Ann N. Bonte
ANN N. BONTE